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                          ADVANCED GLASSFIBER YARNS LLC              Exhibit 99
                  Reconciliation of Net Income (Loss) to EBITDA
                             (dollars in thousands)

                                                         Consolidated Company                   |        Predecessor Business
                                        ------------------------------------------------------  | ----------------------------------
                                                       Years                     Three Months   |    Nine Months          Year
                                                       Ended                        Ended       |       Ended             Ended
                                                    December 31,                 December 31,   |   September 30,       December 31,
                                        -------------------------------------   --------------  | --------------- -----------------
                                                                                                |
                                         2001          2000        1999           1998          |     1998                 1997
                                         ----          ----        ----           ----          |     ----                 ----
                                                                                                |
Net income (loss)                     $ (7,749)     $ 12,093    $  1,990        $  4,275        |  $  43,009            $ 50,326
Depreciation and amortization (1)       26,361        25,993      23,987           5,601        |      6,394               8,305
Restructuring charge (2)                 2,000             -         290               -        |          -                   -
Non-recurring start-up cost                                        2,992           2,345        |     2,034                   -
Interest                                33,243        35,449      36,824           9,113        |          -                   -
Taxes (3)                                   55            93         190               -        |     16,226              32,540
Extraordinary (loss)                         -             -      (3,616)              -        |          -                   -
                                      -----------   ----------- -----------     -----------     | -------------        ----------
   Adjusted EBITDA                    $ 53,910      $ 73,628    $ 69,889        $ 21,334        |  $  67,663            $  91,171
                                      ===========   =========== ===========     ===========     | =============        ==========



(1) Amortization does not include amortization of debt issuance costs or original issue discount, which is included in interest expense.

(2) Only $2.0 million of the $2.4 million in restructuring charge has been considered an adjustment to EBITDA, per the terms of the Third Amendment of the Senior Credit Facility dated December 14, 2001.

(3) Foreign income taxes due by foreign subsidaries.